EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-139977, 333-137872 and 333-143495 and Form S-3 Nos. 333-140074 and 333-136335) of Force Protection, Inc. and in the related Prospectuses of our reports dated March 17, 2007, with respect to the consolidated financial statements and schedule of Force Protection, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Force Protection, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Jaspers + Hall, PC
Denver, Colorado
June 27, 2007